Exhibit 3
Responsibility for Financial Statements
The Company’s management is responsible for the integrity and fairness of presentation of these consolidated financial statements. The consolidated financial statements have been prepared by management, in accordance with Canadian generally accepted accounting principles for review by the Audit Committee and approval by the Board of Directors.
The preparation of financial statements requires the selection of appropriate accounting policies in accordance with generally accepted accounting principles and the use of estimates and judgments by management to present fairly and consistently the consolidated financial position of the Company. Estimates are necessary when transactions affecting the current period cannot be finalized with certainty until future information becomes available. In making certain material estimates, the Company’s management has relied on the judgement of independent specialists.
The Company’s management has developed and maintains a system of internal accounting controls to ensure, on a reasonable and cost-effective basis, that the financial information is timely reported and is accurate and reliable in all material respects and that the Company’s assets are appropriately accounted for and adequately safeguarded.
The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, our independent auditors. Their report outlines the scope of their examination and expresses their opinions on the consolidated financial statements and internal control over financial reporting.

“Ron F. Hochstein”	“James R. Anderson”

Ron F. Hochstein President and Chief Executive Officer	James R. Anderson Executive Vice-President and Chief Financial Officer
March 11, 2010
Management’s Report on Internal Control over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Management conducted an evaluation of the effectiveness of internal control over financial reporting based on the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as at December 31, 2009.
The effectiveness of the Company’s internal control over financial reporting as at December 31, 2009 has been audited by PricewaterhouseCoopers LLP, our independent auditors, as stated in their report which appears herein.
Changes to Internal Control over Financial Reporting
There has not been any change in the Company’s internal control over financial reporting that occurred during 2009 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Independent Auditors’ Report
To the Shareholders of Denison Mines Corp.
We have completed integrated audits of Denison Mine Corp’s 2009 and 2008 consolidated financial statements and of its internal control over financial reporting as at December 31, 2009. Our opinions, based on our audits, are presented below.
Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Denison Mines Corp. as at December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits of the Company’s financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the years then ended, in accordance with Canadian generally accepted accounting principles.
Internal Control over Financial Reporting
We have also audited Denison Mines Corp.’s internal control over financial reporting as at December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2009 based on criteria established in Internal Control — Integrated Framework issued by the COSO.
“PricewaterhouseCoopers LLP”
Chartered Accountants, Licensed Public Accountants
Toronto, Ontario
March 11, 2010

DENISON MINES CORP.
Consolidated Balance Sheets
(Expressed in thousands of U.S. dollars)

	December 31,	December 31,
	2009	2008
ASSETS
Current
Cash and cash equivalents	$19,804	$3,206
Trade and other receivables (Note 3)	13,773	13,075
Inventories (Note 4)	52,216	44,733
Prepaid expenses and other	1,607	1,275

	87,400	62,289

Inventories — ore in stockpiles (Note 4)	1,530	5,016
Investments (Note 5)	10,605	10,691
Prepaid expenses and other	287	769
Restricted cash and investments (Note 6)	21,656	21,286
Property, plant and equipment, net (Note 7)	691,039	717,433
Intangibles, net (Note 8)	4,436	4,978
Goodwill (Note 9)	51,028	63,240

	$867,981	$885,702

LIABILITIES
Current
Accounts payable and accrued liabilities	$9,508	$23,787
Current portion of long-term liabilities:
Post-employment benefits (Note 10)	380	329
Reclamation and remediation obligations (Note 11)	752	875
Debt obligations (Note 12)	869	464
Other long-term liabilities (Note 13)	313	2,179

	11,822	27,634

Deferred revenue	3,187	2,913
Provision for post-employment benefits (Note 10)	3,426	3,028
Reclamation and remediation obligations (Note 11)	17,154	18,471
Debt obligations (Note 12)	195	100,059
Other long-term liabilities (Note 13)	1,051	1,191
Future income tax liability (Note 14)	102,918	124,054

	139,753	277,350

SHAREHOLDERS’ EQUITY
Share capital (Note 15)	849,488	666,278
Share purchase warrants (Note 16)	5,830	11,728
Contributed surplus (Notes 17 and 19)	39,922	30,537
Deficit	(242,494)	(95,482)
Accumulated other comprehensive income (loss) (Note 19)	75,482	(4,709)

	728,228	608,352

	$867,981	$885,702

Issued and outstanding common shares (Note 15)	339,720,415	197,295,415

Contingent liabilities and commitments (Note 25)
On Behalf of the Board of Directors:

“Ron F. Hochstein” Director	“Catherine J. G. Stefan” Director
See accompanying notes to the consolidated financial statements

DENISON MINES CORP.
Consolidated Statements of Operations
(Expressed in thousands of U.S. dollars except for per share amounts)

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008

REVENUES (Note 21)	$79,170	$123,184

EXPENSES
Operating expenses (Note 20)	98,145	118,069
Sales royalties and capital taxes	1,675	3,117
Mineral property exploration	10,120	20,114
General and administrative	13,883	14,754
Stock option expense (Note 18)	3,847	6,062
Mineral properties impairment (Note 7)	100,000	—
Intangibles impairment (Note 8)	359	—
Goodwill impairment (Note 9)	22,136	36,512

	250,165	198,628

Loss from operations	(170,995)	(75,444)
Other income (expense), net (Note 20)	(14,551)	2,468

Loss before taxes	(185,546)	(72,976)

Income tax recovery (expense) (Note 14):
Current	1,691	899
Future	36,843	(8,571)

Net loss for the year	$(147,012)	$(80,648)

Net loss per share
Basic	$(0.51)	$(0.42)
Diluted	$(0.51)	$(0.42)

Weighted-average number of shares outstanding (in thousands)
Basic	286,421	190,218
Diluted	286,421	190,218
See accompanying notes to the consolidated financial statements

DENISON MINES CORP.
Consolidated Statements of Shareholders’ Equity and Comprehensive Loss
(Expressed in thousands of U.S. dollars)

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008

Share capital
Balance at beginning of year	$666,278	$662,949
New shares issued-net of issue costs	185,034	6,073
New shares issued under stock option plans	—	1,527
Fair value of stock options exercised	—	996
Renunciation of flow-through share liabilities	(1,824)	(5,267)

Balance at end of year	$849,488	$666,278

Share purchase warrants
Balance at beginning of year	$11,728	$11,728
Warrants expired	(5,898)	—

Balance at end of year	$5,830	$11,728

Contributed surplus
Balance at beginning of year	$30,537	$25,471
Stock-based compensation expense	3,847	6,062
Fair value of stock options exercised	—	(996)
Warrants expired	5,898	—
Warrants expired-tax effect	(360)	—

Balance at end of year	$39,922	$30,537

Retained earnings (deficit)
Balance at beginning of year	$(95,482)	$(14,834)
Net loss for the year	(147,012)	(80,648)

Balance at end of year	$(242,494)	$(95,482)

Accumulated other comprehensive income (loss)
Balance at beginning of year	$(4,709)	$110,956
Unrealized gain (loss) on investments change-net of tax	3,368	(17,884)
Foreign currency translation change	76,823	(97,781)

Balance at end of year	$75,482	$(4,709)

Total shareholders’ equity	$728,228	$608,352

Comprehensive loss
Net loss for the year	$(147,012)	$(80,648)
Unrealized gain (loss) on investments change-net of tax	3,368	(17,884)
Foreign currency translation change	76,823	(97,781)

Comprehensive loss for the year	$(66,821)	$(196,313)

See accompanying notes to the consolidated financial statements

DENISON MINES CORP.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)

	Year Ended	Year Ended
	December 31,	December 31,
CASH PROVIDED BY (USED IN):	2009	2008

OPERATING ACTIVITIES
Net loss for the year	$(147,012)	$(80,648)
Items not affecting cash:
Depletion, depreciation, amortization and accretion	36,324	39,588
Investments impairment	149	12,952
Mineral properties impairment	100,000	—
Intangibles impairment	359	—
Goodwill impairment	22,136	36,512
Stock-based compensation	3,847	6,062
Losses (gains) on asset disposals	(5,679)	(181)
Losses (gains) on restricted investments	809	(1,176)
Non-cash inventory adjustments	4,290	9,748
Future income tax expense (recovery)	(36,843)	8,571
Foreign exchange	17,476	(15,544)
Net change in non-cash working capital items (Note 20)	(38,298)	(24,648)

Net cash used in operating activities	(42,442)	(8,764)

INVESTING ACTIVITIES
Decrease in notes receivable	200	274
Purchase of investments	(711)	(13,376)
Proceeds from sale of long-term investments	11,128	1,316
Expenditures on property, plant and equipment	(38,850)	(101,227)
Proceeds from sale of property, plant and equipment	1,914	4
Increase in restricted cash and investments	(797)	(2,697)

Net cash used in investing activities	(27,116)	(115,706)

FINANCING ACTIVITIES
Increase (decrease) in debt obligations	(99,620)	99,547
Issuance of common shares for cash:
New share issues	185,034	6,073
Exercise of stock options and warrants	—	1,527

Net cash provided by financing activities	85,414	107,147

Net increase (decrease) in cash and cash equivalents	15,856	(17,323)
Foreign exchange effect on cash and cash equivalents	742	849
Cash and cash equivalents, beginning of year	3,206	19,680

Cash and cash equivalents, end of year	$19,804	$3,206

Cash and cash equivalents comprised of:
Cash	19,804	3,206
Cash equivalents	—	—

	$19,804	$3,206

Supplemental cash flow disclosure:
Interest paid	1,576	2,514
Income taxes paid	450	1,811
See accompanying notes to the consolidated financial statements

DENISON MINES CORP.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise noted)
1.	NATURE OF OPERATIONS
Denison Mines Corp. (“DMC”) is incorporated under the Business Corporations Act (Ontario) (“OBCA”). Denison Mines Corp. and its subsidiary companies and joint ventures (collectively, the “Company”) are engaged in uranium mining and related activities, including acquisition, exploration and development of uranium bearing properties, extraction, processing, selling and reclamation. The environmental services division of the Company provides mine decommissioning and decommissioned site monitoring services for third parties.
The Company has a 100% interest in the White Mesa mill located in Utah, United States and a 22.5% interest in the McClean Lake mill located in the Athabasca Basin of Saskatchewan, Canada. The Company has interests in a number of nearby mines at both locations, as well as interests in development and exploration projects located in Canada, the United States, Mongolia and Zambia, some of which are operated through joint ventures and joint arrangements. Uranium, the Company’s primary product, is produced in the form of uranium oxide concentrates (“U3O8”) and sold to various customers around the world for further processing. Vanadium, a co-product of some of the Company’s mines is also produced and is in the form of vanadium pentoxide, or V2O5. The Company is also in the business of processing uranium bearing waste materials, referred to as “alternate feed materials”.
Denison Mines Inc. (“DMI”), a subsidiary of DMC, is the manager of Uranium Participation Corporation (“UPC”), a publicly-listed investment holding company formed to invest substantially all of its assets in U3O8 and uranium hexafluoride (“UF6”). The Company has no ownership interest in UPC but receives various fees for management services and commissions from the purchase and sale of U3O8 and UF6 by UPC.
References to “2009” and “2008” refer to the year ended December 31, 2009 and the year ended December 31, 2008 respectively.
2.	SUMMARY OF SIGNIFICANT MINING INTERESTS AND ACCOUNTING POLICIES
Basis of Presentation
These consolidated financial statements have been prepared by management in U.S. dollars, unless otherwise stated, in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”). All adjustments considered necessary by management for fair presentation have been included in these financial statements. Differences between Canadian GAAP and those generally accepted accounting principles and practices in the United States (“U.S. GAAP”) that would have a significant impact on these financial statements are disclosed in Note 26.
Significant Mining Interests
The following table sets forth the Company’s ownership of its significant mining interests that have projects at the development stage within them as at December 31, 2009:

		Ownership
	Location	Interest

Through majority owned subsidiaries
Arizona Strip	USA	100.00%
Henry Mountains	USA	100.00%
Colorado Plateau	USA	100.00%
Gurvan Saihan Joint Venture	Mongolia	70.00%
Mutanga	Zambia	100.00%

As interests in unincorporated joint ventures, or jointly controlled assets
McClean Lake Joint Venture	Canada	22.50%
Midwest Joint Venture	Canada	25.17%

Significant Accounting Policies
The principal accounting policies and practices under Canadian GAAP followed by the Company in the preparation of these financial statements are summarized below:
a) Principles of Consolidation
These consolidated financial statements include the accounts of DMC, its subsidiaries and its share of assets, liabilities, revenues and expenses of jointly-controlled companies and unincorporated ventures proportionate to the Company’s percentage ownership or participating interest. All significant intercompany balances and transactions have been eliminated on consolidation.
The companies and ventures controlled by DMC are consolidated using the full consolidation method. Control is defined as the direct or indirect power to govern a company’s financing, investing and strategic operating policies without co-operation of others in order to benefit from its activities.
The companies and ventures jointly controlled by DMC are consolidated using the proportionate consolidation method. Joint control is deemed to exist when agreements exist that require that material changes to the operating, investing and financing policies of such company or venture be approved by a percentage of the participating interest sufficiently high enough to prevent any one participant from exercising unilateral control.
The companies and ventures in which DMC exercises significant influence over financial policy and management (“associates”) are accounted for using the equity method. In determining whether significant influence exists, the Company evaluates a number of criteria including the percentage of voting interest held, and representation on the board of directors or in senior management.
Variable Interest Entities (“VIEs”) (which include, but are not limited to, special purpose entities, trusts, partnerships and other legal structures) are consolidated by the Company if it is the primary beneficiary who will absorb the majority of the entities expected losses and / or expected residual returns.
b) Use of Estimates
The presentation of consolidated financial statements in conformity with Canadian GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and related note disclosures. Although the Company regularly reviews the estimates and assumptions that affect these financial statements, actual results may be materially different. Significant estimates and assumptions made by management relate to the quantities and net realizable value of inventories, assumptions used in impairment testing and valuation of long-lived assets, determination of reporting units and the valuation of reporting units for goodwill determination, determination of economic lives, recoverability of and reclamation obligations for property, plant and equipment and the evaluation of post-employment benefits, future income taxes, contingent liabilities and stock-based compensation.
c) Foreign Currency Translation
The Company’s currency of measurement for its Canadian operations is the Canadian dollar. As the Company’s reporting currency is the U.S. dollar, the Company applies the current rate method for translation of the Company’s net investment in its self sustaining Canadian operations. Assets and liabilities denominated in currencies other than the U.S. dollar are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses denominated in currencies other than the U.S. dollar are translated at the average rate in effect during the period. Foreign currency translation gains and losses are recorded in accumulated other comprehensive income which will be recognized in the results of operations upon the dilution or other reduction in equity of the net investment.
The Company’s fully integrated subsidiaries are translated into US dollars using the temporal method. Under this method, monetary assets and liabilities are translated at the year-end exchange rate and all other assets and liabilities are translated at applicable historical exchange rates. Revenue and expense items are translated at the rate of exchange in effect at the date the transactions are recognized in income. Realized exchange gains and losses and currency translation adjustments are included in the results of operations as a component of “Other income (expense)”. Foreign currency transactions are translated using the exchange rates prevailing at the rate of exchange in effect at the date the transactions are recognized in income. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are included in the results of operations.

d) Income Taxes
Income taxes are accounted for using the liability method of accounting for future income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current period. Future income tax assets and liabilities are recognized based on temporary differences between the financial statement carrying values of the existing assets and liabilities and their respective income tax bases using enacted or substantively enacted tax rates expected to apply to taxable income during the years in which the differences are expected to be recovered or settled. The recognition of future income tax assets such as tax losses available for carry forward are limited to the amount that is “more likely than not” to be realized.
e) Flow-Through Common Shares
The Company’s Canadian exploration activities have been financed in part through the issuance of flow-through common shares whereby the tax benefits of the eligible exploration expenditures incurred under this arrangement are renounced to the subscribers. The foregone tax benefits to the Company are recognized by reducing the proceeds received from these financings by the tax effects of the renunciation to the subscribers at the time of renunciation by the Company.
f) Cash and Cash Equivalents
Cash and cash equivalents consist of cash on deposit and highly-liquid, short-term money market instruments which, on acquisition, have terms to maturity of three months or less. Cash and cash equivalents which are subject to restrictions that prevent its use for current purposes are classified as restricted cash and cash equivalents.
g) Inventories
Expenditures, including depreciation, depletion and amortization of assets, incurred in the mining and processing activities that will result in future concentrate production are deferred and accumulated as ore in stockpiles and in-process and concentrate inventories. These amounts are carried at the lower of average cost or net realizable value (“NRV”). NRV is the difference between the estimated future concentrate price (net of selling costs) and estimated costs to complete production into a saleable form.
Stockpiles are comprised of coarse ore that has been extracted from the mine and is available for further processing. Mining production costs are added to the stockpile as incurred (including overburden removal and in-pit stripping costs) and removed from the stockpile based upon the average cost per ton or tonne of ore produced from mines considered to be in commercial production. The current portion of ore in stockpiles represents the amount expected to be processed in the next twelve months.
In-process and concentrate inventories include the cost of the ore removed from the stockpile, a pro-rata share of the amortization of the associated mineral property, as well as production costs incurred to process the ore into a saleable product. Processing costs typically include labor, chemical reagents and directly attributable mill overhead expenditures. Items are valued according to the first-in first-out method (FIFO) or at weighted average cost, depending on the type of inventory or work-in-process.
Mine and mill supplies are valued at the lower of average cost and net realizable value as measured by replacement cost.
h) Investments
Equity investments over which the Company does not exercise significant influence are accounted for as available for sale securities.
Equity investments over which the Company exercises significant influence are accounted for using the equity method, whereby the investment is initially recorded at cost and adjusted to recognize the Company’s share of earnings or losses, reduced by dividends and distributions received.
i) Property, Plant and Equipment
Property, plant and equipment
Property, plant and equipment are recorded at acquisition or production cost and carried net of depreciation. Depreciation is calculated on a straight line or unit of production basis as appropriate. Where a straight line methodology is used, the assets are depreciated to their estimated residual value over an estimated useful life which ranges from three to fifteen years depending upon the asset type. Where a unit of production methodology is used, the assets are depreciated to their estimated residual value over the useful life defined by management’s best estimate of recoverable reserves and resources in the current mine plan. When assets are retired or sold, the resulting gains or losses are reflected in current earnings as a component of other income or expense.

Mineral Property Acquisition, Exploration and Development Costs
Mineral property costs include acquisition costs relating to acquired mineral use and exploration rights and are capitalized.
Exploration and development expenditures are expensed as incurred on mineral properties not sufficiently advanced as to identify their development potential. At the point in time that a mineral property is considered to be sufficiently advanced and development potential is identified, all further expenditures for the current year and subsequent years are capitalized as incurred. These costs will include further exploration, costs of maintaining the site until commercial production, costs to initially delineate the ore body, costs for shaft sinking and access, lateral development, drift development and infrastructure development. Such costs represent the net expenditures incurred and capitalized as at the balance sheet date and do not necessarily reflect present or future values.
Once a development mineral property goes into commercial production, the property is classified as “Producing” and the accumulated costs are amortized over the estimated recoverable resources in the current mine plan using a unit of production basis. Commercial production occurs when a property is substantially complete and ready for its intended use.
Impairment of Long-Lived Assets
Long-lived assets are assessed by management for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. To test recoverability, the net book value of the long-lived asset is compared to the estimated undiscounted future cash flows generated by their use and eventual disposal. Impairment is measured as the excess of the carrying value over the fair value, determined principally by discounting the estimated net future cash flows expected to be generated from the use and eventual disposal of the related asset. In the event that the Company has insufficient information about the long-lived asset to estimate future cash flows to test the recoverability of the capitalized cost amounts, the Company will test for impairment by comparing the fair value to the carrying amount without first performing a test for recoverability.
j) Asset Retirement Obligations
Asset retirement obligations, any statutory, contractual or other legal obligation related to the retirement of tangible long-lived assets, are recognized when such obligations are incurred, if a reasonable estimate of fair value can be determined. These obligations are measured initially at fair value and the resulting costs are capitalized and added to the carrying value of the related assets. In subsequent periods, the liability is adjusted for the accretion of the discount and the expense is recorded in the income statement. Changes in the amount or timing of the underlying future cash flows are immediately recognized as an increase or decrease in the carrying amounts of the liability and related assets. These costs are amortized to the results of operations over the life of the asset. Reductions in the amount of the liability are first applied against the amount of the net reclamation asset on the books with any residual value being recorded in the statement of operations.
The Company’s activities are subject to numerous governmental laws and regulations. Estimates of future reclamation liabilities for asset decommissioning and site restoration are recognized in the period when such liabilities are incurred. These estimates are updated on a periodic basis and are subject to changing laws, regulatory requirements, changing technology and other factors which will be recognized when appropriate. Liabilities related to site restoration include long-term treatment and monitoring costs and incorporate total expected costs net of recoveries. Expenditures incurred to dismantle facilities, restore and monitor closed resource properties are charged against the related reclamation and remediation liability.
k) Goodwill
Business combinations are accounted for under the purchase method of accounting whereby acquired assets and liabilities are recorded at fair value as of the date of acquisition. The excess of the purchase price over the fair value is recorded as goodwill and allocated to the applicable reporting unit. Goodwill is tested annually for impairment or more frequently if current events or changes in circumstances indicate that the carrying value of the goodwill of a reporting unit may exceed its fair value. A two-step impairment test is used to identify potential impairment in goodwill and to measure the amount of goodwill impairment, if any. In the first step, the fair value of a reporting unit is compared with its carrying value, including goodwill. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is not undertaken. When the carrying amount of a reporting unit exceeds its fair value, the fair value of the reporting unit’s goodwill (determined on the same basis as the value of goodwill is determined in a business combination) is compared with its carrying amount to measure the amount of the impairment loss, if any. When the carrying amount of reporting unit goodwill exceeds the fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess.

l) Post-Employment Benefits
The Company assumed the obligation of a predecessor company to provide life insurance, supplemental health care and dental benefits, excluding pensions, to its former Canadian employees who retired on immediate pension from active service prior to 1997. The estimated cost of providing these benefits was actuarially determined using the projected benefits method and is recorded on the balance sheet at its estimated present value. The interest cost on this unfunded liability is being accreted over the remaining lives of this retiree group.
m) Revenue Recognition
Revenue from the sale of mineral concentrates to customers is recognized when persuasive evidence of an arrangement exists, delivery has occurred under the terms of the arrangement, the price is fixed or determinable and collection is reasonably assured. For uranium, revenue is typically recognized when delivery is effected by book transfer at the applicable uranium storage facility. For vanadium related products, revenue is typically recognized at the time of shipment to the customer.
Revenue from alternate feed process milling is recognized as material is processed, in accordance with the specifics of the applicable processing agreement. In general, the Company collects a recycling fee for receipt of the material and/or receives the proceeds from the sale of any uranium concentrate and other metals produced. Deferred revenues represent processing proceeds received on delivery of materials but in advance of the required processing activity.
Revenue on environmental service contracts is recognized using the percentage of completion method, whereby sales, earnings and unbilled accounts receivable are recorded as related costs are incurred. Earnings rates are adjusted periodically as a result of revisions to projected contract revenues and estimated costs of completion. Losses, if any, are recognized fully when first anticipated. Revenues from engineering services are recognized as the services are provided in accordance with customer agreements.
Management fees from UPC are recognized as management services are provided under the contract on a monthly basis. Commission revenue earned on acquisition or sale of U3O8 and UF6 on behalf of UPC is recognized on the date when title passes to or from UPC.
n) Stock-Based Compensation
The Company uses a fair value-based method of accounting for stock options granted to employees, including directors, and to non-employees. The fair value of stock options granted is recognized on a straight-line basis over the applicable vesting period as an increase in stock-based compensation expense and the contributed surplus account. When such stock options are exercised, the proceeds received by the Company, together with the respective amount from contributed surplus, are credited to share capital.
o) Earnings (Loss) per Share
Basic earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of common shares outstanding for the period. The Company follows the “treasury stock” method in the calculation of diluted earnings per share. Under this method, the calculation of diluted earnings per share assumes that the proceeds to be received from the exercise of “in the money” stock options and warrants are applied to repurchase common shares at the average market price for the period. The diluted loss per share is equal to the basic loss per share due to the anti-dilutive effect of the stock options and other dilutive securities.
p) Financial Instruments — Recognition and Measurement / Presentation and Disclosure
Financial assets and financial liabilities are recognized on the Consolidated Balance Sheet when the Company becomes a party to the contractual provisions of the financial instrument. All financial instruments are required to be measured at fair value on initial recognition except for certain financial instruments that arise in related party transactions. Measurement in subsequent periods is dependent upon the classification of the financial instrument as held-for-trading, available-for-sale, loans and receivables, held-to-maturity, or other financial liabilities. The held-for-trading classification is applied when an entity is “trading” in an instrument or alternatively the standard permits that any financial instrument be irrevocably designated as held-for-trading. For financial instruments classified as other than held-for-trading, transaction costs are added to the initial fair value of the related financial instrument.

Financial assets and financial liabilities classified as held-for-trading are measured at fair value with changes in those fair values recognized on the Consolidated Statement of Operations. Financial assets classified as available-for-sale are measured at fair value with changes in those fair values recognized in other comprehensive income. Financial assets classified as loans and receivables, held to maturity or other financial liabilities are measured at amortized cost using the effective interest rate method of amortization. Where a financial asset classified as held-to-maturity or available-for-sale has a loss in value which is considered to be other than temporary, the loss is recognized in the results of operations.
For financial instruments measured at amortized cost, transaction costs or fees, premiums or discounts earned or incurred are recorded, at inception, net against the fair value of the financial instrument. Interest expense is recorded using the effective interest method.
The Company has implemented the following classifications:
•	Cash and cash equivalents (including restricted cash and investments) are classified as held-for-trading and any period change in fair value is recorded through the results from operations.
•
Trade and other receivables and Notes receivable are classified as loans and receivables and are measured at amortized cost using the effective interest rate method. Interest income is recorded in net income, as applicable.

•
Investments are classified as available-for-sale and any period change in fair value is recorded through other comprehensive income. Where the investment experiences an other- than temporary decline in value, the loss is recognized in the results of operations.

•
Accounts payable and accrued liabilities and Debt obligations are classified as other financial liabilities and are measured at amortized cost using the effective interest rate method. Interest expense is recorded in other income, as applicable.

New Accounting Standards Adopted
The Company adopted the following new accounting standards issued by the CICA Handbook effective January 1, 2009:
a)
CICA Handbook Section 3064 “Goodwill and intangible assets” which provides guidance on the recognition, measurement, presentation and disclosure for goodwill and intangible assets, other than the initial recognition of goodwill or intangible assets acquired in a business combination. There was no impact to the Company’s financial statements from adopting this standard.

b)
In January 2009, the CICA issued EIC 173 “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities” which requires the entity to consider its own credit risk as well as the credit risk of its counterparties when determining the fair value of financial assets and liabilities, including derivative instruments. The standard is effective for the Company’s 2009 fiscal year, commencing January 1, 2009 and is required to be applied retrospectively without restatement to prior periods. The adoption of this pronouncement did not have a material impact on the valuation of the Company’s financial assets or financial liabilities.

c)
In March 2009, the CICA issued an EIC Abstract on Impairment Testing of Mineral Exploration Properties, EIC 174. This abstract discusses the analysis recommended to be performed to determine if there has been an impairment of mineral exploration properties. The Company considered the recommendations discussed in the Abstract effective for fiscal periods beginning January 1, 2009 when testing for impairment of mineral properties. Adoption of this pronouncement did not have any material effect on the financial statements.

d)
The CICA amended Section 3855 “Financial Instruments” to clarify that, upon reclassification of a financial instrument out of the trading category, an assessment must be completed to determine whether an embedded derivative is required to be bifurcated. In addition, the amendment prohibits the reclassification of a financial instrument out of trading when the derivative embedded in the financial instrument cannot be separately measured from the host contract. The amendment is applicable to all reclassifications occurring after July 1, 2009. Adoption of this standard did not have any material effect on the financial statements.

e)
In August 2009, the CICA issued further amendments to Section 3855. The amendments changed the definition of a loan such that certain debt securities may be classified as loans if they do not have a quoted price in an active market and the Company does not have the intent to sell the security immediately or in the near term. As a result, debt securities classified as loans will be assessed for impairment using the incurred credit loss model of Section 3025 to reduce the carrying value of a loan to its estimated realizable amount. Loan impairment accounting requirements are also applied to held-to-maturity financial assets as a result of the amendments. Debt securities that are classified as available-for-sale continue to be written down to their fair value when the impairment is considered to be other than temporary. However, the impairment loss can be reversed if the fair value substantially increases and the increase can be objectively related to an event occurring after the impairment loss was recognized. Adoption of this standard did not have any material effect on the financial statements.

f)
In June 2009, the CICA amended Section 3862 “Financial Instruments — Disclosures” to require enhanced disclosure about the fair value assessments of the financial instruments. The new disclosures are based on a fair value hierarchy that categorizes financial instruments measured at fair value at one of three levels according to the reliability of the inputs used to estimate the fair values. The amendments apply to annual financial statements for fiscal years ending after September 30, 2009. The Company has adopted these disclosures effective in the December 31, 2009 annual financial statements (see note 24).

Accounting Standards Issued but not yet Adopted
The CICA has issued the following accounting standards effective for the fiscal years beginning on or after January 1, 2010:
a)
CICA Handbook Section 1582 “Business Combinations”, Section 1601 “Consolidated Financial Statements” and Section 1602 “Non-Controlling Interests” which replace the former CICA 1581 “Business Combinations” and CICA 1600 “Consolidated Financial Statements” and establish a new section for accounting for a non-controlling interest in a subsidiary. These sections provide the Canadian equivalent to FASB Statements No.141(R) “Business Combinations” and No.160 “Non-Controlling Interests in Consolidated Financial Statements”. CICA 1582 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period after January 1, 2011. CICA 1601 and CICA 1602 apply to interim and annual consolidated financial statements relating to years beginning on or after January 1, 2011 although early adoption is permitted. CICA 1582, which replaces Handbook Section 1581, Business Combinations, establishes standards for the measurement of a business combination and the recognition and measurement of assets acquired and liabilities assumed. CICA 1601, which replaces Handbook Section 1600, carries forward the existing Canadian guidance on aspects of the preparation of consolidated financial statements subsequent to acquisition other than non-controlling interests. CICA 1602 establishes guidance for the treatment of non-controlling interests subsequent to acquisition through a business combination.

Comparative Numbers
Certain classifications of the comparative figures have been changed to conform to those used in the current period.
3.	TRADE AND OTHER RECEIVABLES
The trade and other receivables balance consists of:

	December 31,	December 31,
(in thousands)	2009	2008

Trade receivables-mineral concentrate sales	$9,422	$9,303
Trade receivables-other	2,114	1,558
Trade and other receivables in joint ventures	928	309
GST and VAT receivables	1,127	1,379
Sundry receivables	182	345
Notes receivable	—	181

	$13,773	$13,075

4.	INVENTORIES
The inventories balance consists of:

	December 31,	December 31,
(in thousands)	2009	2008

Uranium concentrates and work-in-progress (1)	$19,921	$12,378
Vanadium concentrates and work-in-progress (2)	442	4,445
Inventory of ore in stockpiles	28,366	26,841
Mine and mill supplies	5,017	6,085

	$53,746	$49,749

Inventories-by duration:
Current	$52,216	$44,733
Long-term-ore in stockpiles	1,530	5,016

	$53,746	$49,749

(1)	The Uranium concentrates and work-in-progress inventory is presented net of a write-down of $5,910,000 as at December 31, 2009 and $nil as at December 31, 2008.

(2)	The Vanadium concentrates and work-in-progress inventory is presented net of a write-down of $7,302,000 as at December 31, 2009 and $9,500,000 as at December 31, 2008.
Operating expenses include write downs of $3,712,000 and $9,500,000 relating to the net realizable value of the Company’s uranium and vanadium inventories for the years ending December 31, 2009 and 2008 respectively.
Long-term ore in stockpile inventory represents an estimate of the amount of pounds on the stockpile in excess of the next twelve months of planned mill production.
5.	INVESTMENTS
The investments balance consists of:

	December 31,	December 31,
(in thousands)	2009	2008

Investments
Available for sale securities at fair value	$10,605	$10,691

	$10,605	$10,691

At December 31, 2009, investments consist of equity instruments of six publicly-traded companies at a fair value of $10,605,000 (December 31, 2008: $10,691,000).
Investment Sales
During 2009, the Company sold equity interests in three public companies for cash consideration of $11,128,000. The resulting gain has been included in net other income (expense) in the statement of operations (see note 20).
During 2008, the Company sold equity interests in four public companies for cash consideration of $1,316,000. The resulting gain has been included in net other income (expense) in the statement of operations (see note 20).
Investment Purchases
During 2009, the Company acquired additional equity interests in two public companies at a cost of $711,000.
During 2008, the Company acquired additional equity interests in three public companies at a cost of $13,376,000. The largest purchase during 2008 was 5,465,000 units of Uranerz Energy Corporation (“Uranerz”) for $13,329,000. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to purchase one additional share of Uranerz for a period of 24 months (subject to acceleration under certain conditions) at an exercise price of US$3.50 per share.

Investment Impairments
During 2009, the Company has taken impairment charges of $149,000 on its investments (Uranerz - $119,000; Virginia Energy Resources Inc — $30,000).
During 2008, due to the significant decline in the market value of the Company’s investments during the fourth quarter, the Company has taken impairment charges of $12,952,000 (Uranerz - $7,602,000; Energy Metals Limited — $5,350,000) (see Note 20).
6.	RESTRICTED CASH AND INVESTMENTS
The Company has certain restricted cash and investments deposited to collateralize its reclamation obligations. The restricted cash and investments balance consists of:

	December 31,	December 31,
(in thousands)	2009	2008

Cash	$23	$1
Cash equivalents	3,066	1,232
Investments	18,567	20,053

	$21,656	$21,286

Restricted cash and investments — by item:
U.S. mill and mine reclamation	$19,564	$19,745
Elliot Lake reclamation trust fund	2,092	1,541

	$21,656	$21,286

U.S. Mill and Mine Reclamation
The Company has cash and cash equivalents and fixed income securities as collateral for various bonds posted in favour of the State of Utah and the applicable state regulatory agencies in Colorado and Arizona and the U.S., Bureau of Land Management for estimated reclamation costs associated with the White Mesa mill and U.S. mining properties. In 2009, the Company has not deposited any additional monies into its collateral account (2008: $2,123,000).
Elliot Lake Reclamation Trust Fund
The Company has the obligation to maintain its decommissioned Elliot Lake uranium mine pursuant to a Reclamation Funding Agreement effective September 30, 1994 (“Agreement”) with the Governments of Canada and Ontario. The Agreement requires the Company to deposit 90% of cash flow, after deducting permitted expenses, into the Reclamation Trust Fund. A subsequent amendment to the Agreement provides for the suspension of this obligation to deposit 90% of cash flow into the Reclamation Trust Fund, provided funds are maintained in the Reclamation Trust Fund equal to estimated reclamation spending for the succeeding six calendar years, less interest expected to accrue on the funds during the period. Withdrawals from this Reclamation Trust Fund can only be made with the approval of the Governments of Canada and Ontario to fund Elliot Lake monitoring and site restoration costs. In 2009, the Company withdrew $943,000 (CDN$1,034,000) (2008: $603,000 (CDN$643,000)) and deposited an additional $1,109,000 (CDN$1,352,000) into the Elliot Lake Reclamation Trust Fund (2008: $497,000 (CDN$530,000)).

7.	PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consist of:

	December 31,	December 31,
(in thousands)	2009	2008

Plant and equipment:
Cost	$172,675	$144,526
Construction-in-progress	11,861	27,884
Accumulated depreciation	(27,915)	(18,084)

	$156,621	$154,326

Mineral properties:
Cost	$686,457	$594,199
Impairment	(103,441)	(3,441)
Accumulated amortization	(48,598)	(27,651)

	$534,418	$563,107

Net book value	$691,039	$717,433

Net book value-continuity summary:
Opening	$717,433	$727,823
Additions	44,254	104,857
Depreciation and amortization	(27,171)	(30,866)
Impairment	(100,000)	—
Write-down	(382)	—
Disposals	(1,371)	(19)
Reclamation asset adjustment	349	139
Foreign exchange	57,927	(84,501)

	$691,039	$717,433

Plant and Equipment — Mining
The Company has a 100% interest in the White Mesa mill located in Utah and mines located in Arizona, Colorado and Utah. Mined ore from these mines is processed at the White Mesa mill.
The Company has a 22.5% interest in the McClean Lake mill and mines located in the Athabasca Basin of Saskatchewan, Canada. The McClean Lake mill achieved commercial production levels on November 1, 1999 and has been constructed to process ore from the McClean Lake mine as well as other deposits in the area. A toll milling agreement has been signed with the participants in the Cigar Lake joint venture that provides for the processing of a substantial portion of the future output of the Cigar Lake mine at the McClean Lake mill, for which the owners of the McClean Lake mill will receive a toll milling fee and other benefits. In determining the amortization rate for the McClean Lake mill, the amount to be amortized has been adjusted to reflect Denison’s expected share of future toll milling revenue.
During 2009, the Company recorded a write-down of $382,000 associated with the planned disposal of certain of its mining equipment at its McClean Lake mining operation. The net book value of the equipment, prior to the write-down, is $1,881,000. The write-down has been included in net other income (expense) in the statement of operations.
Plant and Equipment — Services and Other
The environmental services division of the Company provides mine decommissioning and decommissioned site monitoring services for third parties.
Mineral Properties
The Company has various interests in development and exploration projects located in Canada, the U.S., Mongolia and Zambia which are held directly or through option or joint venture agreements. Amounts spent on development projects are capitalized as mineral property assets. Exploration projects are expensed.

The most significant of the Company’s mineral property interests are as follows:
Canada
The Company has a 22.5% interest in the McClean Lake project and a 25.17% interest in the Midwest project located in the Athabasca Basin of Saskatchewan, Canada. These projects are in the development stage.
Other significant mineral property interests that the Company has in Canada but which are not yet in the development stage include:
a)	Wheeler River — the Company has a 60% interest in the project (located in the Athabasca Basin);
b)	Moore Lake — the Company has a 75% interest in the project (located in the Athabasca Basin) subject to a 2.5% net smelter return royalty;
c)
Wolly — In October 2004, the Company entered into an option agreement with its joint venture partners to earn a 22.5% ownership interest in the Wolly project by funding CDN$5,000,000 in exploration expenditures over the next six years. During 2009, the Company fulfilled its obligations under the option agreement and increased its ownership interest in the project to 22.5%; and

d)
Park Creek — In the first quarter of 2006, the Company entered into an option agreement to earn up to a 75% interest in the Park Creek project. The Company is required to incur exploration expenditures of CDN$2,800,000 over three years to earn an initial 49% interest and a further CDN$3,000,000 over two years to earn an additional 26% interest. As at December 31, 2009, the Company has incurred a total of CDN$3,785,000 towards the option and has earned a 49% ownership interest in the project under the phase-in ownership provisions of the agreement.

United States
The Company has 100% interests in various mines in the Colorado Plateau, Arizona Strip and Henry Mountains mining districts located in Colorado, Arizona and Utah which are either in operations, development or on standby.
Mongolia
The Company has a 70% interest in and is the managing partner of the Gurvan Saihan Joint Venture in Mongolia. The results of the Gurvan Saihan Joint Venture have been included in these financial statements on a consolidated basis since the Company exercises control.
Zambia
The Company has a 100% interest in the Mutanga project located in Zambia. In the third quarter of 2009, the Company tested the Mutanga project mineral property for impairment as a result of additional information becoming available concerning estimated mining recoveries within the latest mine plan, increases in project cost estimates and also a decline in the long term uranium price outlook. The carrying value of the project failed the stage one impairment test based on the revised outlook. As a result, the Company undertook a stage two impairment test and assessed the fair value of the Mutanga project by estimating the value of the project’s resource potential based on recently published market value comparables for companies operating in a similar geographical area. The Company assessed the comparability of the market value data by looking at the nature of the mineral properties held by the other companies including the size, stage of exploration and development, forecast cost structure, estimated grade and political stability of the country in which the projects are located to determine an appropriate fair value.
The Company recorded a pre-tax impairment charge of $100,000,000 representing the excess of carrying value of the mineral property over the fair value derived during the stage two impairment test. The impairment charge has been recorded in the Africa mining segment (see note 21). The Company also recorded a $30,000,000 future tax recovery as a result of the impairment charge.

8.	INTANGIBLES
Intangibles consist of:

	December 31,	December 31,
(in thousands)	2009	2008

Cost	$7,791	$6,825
Impairment	(359)	—
Accumulated amortization	(2,996)	(1,847)

	$4,436	$4,978

Net book value-by item:
UPC management services agreement
Cost	7,041	6,075
Accumulated amortization	(2,605)	(1,518)
Urizon technology licences
Cost	750	750
Accumulated amortization and impairment	(750)	(329)

	$4,436	$4,978

Net book value-continuity summary
Opening	$4,978	$6,979
Impairment	(359)	—
Amortization	(855)	(900)
Foreign exchange	672	(1,101)

	$4,436	$4,978

UPC Management Services Agreement
The UPC management services agreement is associated with the acquisition of DMI in 2006. The initial fair value of $10,481,000 was determined using a discounted cash flow approach after taking into account an appropriate discount rate. In 2007, the Company adjusted the fair value of the contract by $4,279,000 and adjusted the estimated useful life of the contract to 8 years. The contract is being amortized over its 8 year estimated useful life. The fair value adjustment (net of future tax effects) has been reclassified to goodwill.
Urizon Technology Licences
The Company has a 50% interest in a joint venture with Nuclear Fuel Services, Inc. (“NFS”) (the “Urizon” joint venture). The purpose of the joint venture is to pursue an alternate feed program for the White Mesa mill which is focused on a portion of the U.S. Department of Energy (“DOE”) excess uranium inventories. NFS contributed its technology licence to the joint venture while the Company contributed $1,500,000 in cash together with its technology licence. The accounts of Urizon have been included in the Company’s consolidated financial statements on a proportionate consolidation basis. The joint venture has no cash flows arising from investing or financing activities.
This Urizon technology licence is being amortized over an estimated useful life of 12 years and represents the Company’s 50% interest in Urizon’s technology licences.
As at December 31, 2009, the DOE material has not yet been processed and remains a component of the DOE uranium management plan. Due to delays and uncertainty in the DOE’s plans for the management of this material and the fact that the Urizon program may not ultimately be the chosen disposition option, the Company has recorded a pre-tax impairment charge of $359,000 in 2009 to adjust the carrying value of the Urizon Technology licence to $nil. The impairment charge has been recorded in the U.S. mining segment (see note 21).

9.	GOODWILL
A continuity summary of goodwill is presented below:

	December 31,	December 31,
(in thousands)	2009	2008

Goodwill, beginning of year	$63,240	$122,330
Impairment charge	(22,136)	(36,512)
Foreign exchange	9,924	(22,578)

Goodwill, end of year	$51,028	$63,240

Goodwill-by business unit:
Canada mining segment	$51,028	$63,240

The Company’s acquisition of DMI in 2006 was accounted for using the purchase method. The excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill. Under GAAP, goodwill is not amortized and is tested annually for impairment. The goodwill has been allocated to the Company’s Canadian mining segment.
In 2009, based on management’s revised outlook for its Canada mining segment, the Company recorded an impairment charge of $22,136,000 representing the carrying value of the goodwill in excess of fair value. Fair value was determined by using estimated future net cash flows which included estimated recoverable reserves, future consensus prices, future foreign exchange rates and estimated operating and capital costs.
In 2008, the Company experienced adverse economic conditions and depressed uranium prices. Based on management’s revised outlook, the Company recorded an impairment charge of $36,512,000 representing the carrying value of the goodwill in excess of fair value. Fair value was determined by using estimated future net cash flows which included estimated recoverable reserves, future consensus prices, future foreign exchange rates and estimated operating and capital costs.
10.	POST-EMPLOYMENT BENEFITS
The Company provides post employment benefits for former Canadian employees who retired on immediate pension prior to 1997. The post employment benefits provided include life insurance and medical and dental benefits as set out in the applicable group policies but does not include pensions. No post employment benefits are provided to employees outside the employee group referenced above. The post employment benefit plan is not funded.
The effective date of the most recent actuarial valuation of the accrued benefit obligation is December 1, 2008. The amount accrued is based on estimates provided by the plan administrator which are based on past experience, limits on coverage as set out in the applicable group policies and assumptions about future cost trends. The significant assumptions used in the valuation are listed below.

Discount rate	7.50%
Initial medical cost growth rate per annum	11.00%
Medical cost growth rate per annum decline to	5.00%
Year in which medical cost growth rate reaches its final level	2014
Dental cost growth rate per annum	4.00%

Post-employment benefits consist of:

	December 31,	December 31,
(in thousands)	2009	2008

Accrued benefit obligation	$3,594	$3,157
Unamortized experience gain	212	200

	$3,806	$3,357

Post-employment benefits liability-by duration:
Current	$380	$329
Non-current	3,426	3,028

	$3,806	$3,357

Post-employment liability-continuity summary:
Opening	$3,357	$4,434
Benefits paid	(281)	(338)
Interest cost	221	194
Amortization of experience gain	(18)	(127)
Foreign exchange	527	(806)

	$3,806	$3,357

The unamortized experience gain is being amortized on a straight-line basis over the average life expectancy of the retiree group of 10.7 years as per the December 1, 2008 actuarial valuation.
11.	RECLAMATION AND REMEDIATION OBLIGATIONS
Reclamation and remediation obligations consist of:

	December 31,	December 31,
(in thousands)	2009	2008

Reclamation and remediation liability-by location:
U.S. Mill and Mines	$8,609	$11,436
Elliot Lake	8,155	6,734
McLean Lake and Midwest Joint Ventures	1,142	1,176

	$17,906	$19,346

Reclamation and remediation liability-by duration:
Current	$752	$875
Non-current	17,154	18,471

	$17,906	$19,346

Reclamation and remediation liability-continuity summary:
Opening	$19,346	$20,389
Accretion	1,482	1,996
Expenditures incurred	(1,051)	(849)
Liability adjustments — income statement	(3,478)	(478)
Liability adjustments — balance sheet	350	139
Foreign exchange	1,257	(1,851)

	$17,906	$19,346

Site Restoration: U.S. Mill and Mines
The decommissioning and reclamation of the White Mesa mill and U.S. mines are subject to legal and regulatory requirements. Estimates of the costs of reclamation are reviewed periodically by the applicable regulatory authorities. The current estimate for the White Mesa mill and U.S. mines are $6,054,000 (2008: $8,892,000) and $2,555,000 (2008: $2,544,000), respectively. The above accrual represents the Company’s best estimate of the present value of future reclamation costs, discounted at rates ranging from 6.75% to 7.5%. The undiscounted amount of estimated future reclamation costs is $28,033,000 (2008: $23,717,000). Reclamation costs are expected to be incurred between 2012 and 2028.
Site Restoration: Elliot Lake
The Elliot Lake uranium mine was closed in 1992 and capital works to decommission this site were completed in 1997. The remaining provision is for the estimated cost of monitoring the Tailings Management Areas at the Company and Stanrock sites and for treatment of water discharged from these areas. The Company conducts its activities at both sites pursuant to decommissioning licences issued by the Canadian Nuclear Safety Commission. The above accrual represents the Company’s best estimate of the present value of the total future reclamation cost based on assumptions as to levels of treatment, which will be required in the future, discounted at 7.0%. The undiscounted amount of estimated future reclamation costs is $46,964,000 (CDN$49,358,000) (2008: $39,020,000 (CDN$47,527,000)).
Spending on restoration activities at the Elliot Lake site are funded from monies in the Elliot Lake Reclamation Trust fund (Note 6).
Site Restoration: McClean Lake Joint Venture and Midwest Joint Venture
The McClean Lake and Midwest operations are subject to environmental regulations as set out by the Saskatchewan government and the Canadian Nuclear Safety Commission. Cost estimates of the estimated future decommissioning and reclamation activities are prepared periodically and filed with the applicable regulatory authorities for approval. The above accrual represents the Company’s best estimate of the present value of the future reclamation cost contemplated in these cost estimates discounted at 7.0%. The undiscounted amount of estimated future reclamation costs is $20,421,000 (CDN$21,461,000) (2008: $14,035,000 (CDN$17,095,000)). Reclamation costs are expected to be incurred between 2025 and 2055.
Under the Mineral Industry Environmental Protection Regulations (1996), the Company is required to provide its pro-rata share of financial assurances to the province. The Company has provided irrevocable standby letters of credit, from a chartered bank, in favour of Saskatchewan Environment totalling CDN$9,698,000.
12.	DEBT OBLIGATIONS
Debt obligations consist of:

	At December 31	At December 31
(in thousands)	2009	2008

Revolving line of credit	$—	$99,998
Notes payable and other financing	1,064	525

	$1,064	$100,523

Debt obligations-by duration:
Current	869	464
Non-current	195	100,059

	$1,064	$100,523

Revolving Line of Credit
In July 2008, the Company put in place a $125,000,000 revolving term credit facility (the “facility”) with the Bank of Nova Scotia. The facility is repayable in full on June 30, 2011.
In the fourth quarter of 2009, the Company completed the renegotiation of the facility, reducing the amount of the facility to $60,000,000 and amending the financial covenants. The revised facility now contains three financial covenants, one based on maintaining a certain level of tangible net worth, a second requiring a minimum current ratio to be maintained and the other requiring the Company to reduce borrowings under the facility to $35,000,000 for a period of time each quarter before drawing further amounts. The maturity date of the amended facility remains the same as the original maturity date.

The borrower under the facility is DMI and DMC has provided an unlimited full recourse guarantee and a pledge of all of the shares of DMI. DMI has provided a first-priority security interest in all present and future personal property and an assignment of its rights and interests under all material agreements relative to the McClean Lake and Midwest projects. In addition, each of DMC’s material U.S. subsidiaries has provided an unlimited full recourse guarantee secured by a pledge of all of its shares and a first-priority security interest in all of its present and future personal property.
Interest payable under the facility is bankers acceptance or LIBOR rate plus a margin or prime rate plus a margin. The facility is subject to standby fees. The weighted average interest rate paid by the Company during 2009 was 2.70% (2008 — 4.48%).
As at December 31, 2009, the Company has no outstanding borrowings under the facility (December 31, 2008 — $99,998,000). At December 31, 2009, approximately $9,228,000 of the facility is being utilized as collateral for certain letters of credit and is not available to draw upon (December 31, 2008 — $6,645,000).
The Company has deferred $1,186,000 (CDN$1,246,000) of incremental costs associated with the set-up and subsequent amendment of the facility. These costs are being amortized over the three year term of the facility. The unamortized portion of the asset is included in “prepaid expenses and other” on the consolidated balance sheet.
Scheduled Debt Obligation Maturities
The table below represents currently scheduled maturities of debt obligations over the next 5 years

(in thousands)

2010	$869
2011	61
2012	61
2013	58
2014	15
2015 and thereafter	—
13.	OTHER LONG-TERM LIABILITIES
Other long-term liabilities consist of:

	At December 31,	At December 31,
(in thousands)	2009	2008

Unamortized fair value of sales contracts	$313	$2,429
Unamortized fair value of toll milling contracts	951	821
Other	100	120

	$1,364	$3,370

Other long-term liabilities-by duration:
Current	313	2,179
Non-current	1,051	1,191

	$1,364	$3,370

Unamortized fair values of sales contracts are amortized to revenue as deliveries under the applicable contracts are made.

14.	INCOME TAXES
The Company operates in multiple industries and jurisdictions, and the related income is subject to varying rates of taxation. A reconciliation of the combined Canadian federal and provincial income tax rate to the Company’s effective rate of income tax is as follows:

(in thousands)	2009	2008

Combined basic tax rate	33.0%	33.5%

Loss before taxes	$(185,546)	$(72,976)

Income tax expense (recovery) at basic tax rate	(61,230)	(24,447)
Non-deductible amounts	12,569	19,597
Non-taxable amounts	(3,936)	(9,138)
Previously unrecognized future tax assets	(2,579)	(5,267)
Difference in foreign tax rates	3,874	504
Change in valuation allowance	15,557	14,083
Impact of legislative changes	(2,292)	10,738
Other	(497)	1,602

Tax expense (recovery) per consolidated financial statements	$(38,534)	$7,672

The tax effects of temporary differences resulting in future income tax assets and future income tax liabilities are presented below:

	December 31,	December 31,
(in thousands)	2009	2008

Future income tax assets:
Inventory	$2,500	$3,515
Property, plant and equipment, net	9,277	9,202
Investments	772	1,220
Deferred revenue	1,302	1,114
Post-employment benefits	1,015	960
Reclamation and remediation obligations	5,994	6,160
Other long-term liabilities	367	890
Tax loss carryforwards	41,687	12,566
Other	9,079	4,942

	71,993	40,569

Future income tax liability:
Inventory	(918)	(2,802)
Long-term investments	(143)	(580)
Property, plant and equipment, net	(132,939)	(136,754)
Intangibles	(1,182)	(1,247)
Other	(1,688)	(756)

Future tax liabilities — net	(64,877)	(101,570)

Valuation allowance	(38,041)	(22,484)

Net future income tax liabilities	$(102,918)	$(124,054)

Management believes that sufficient uncertainty exists regarding the realization of certain future income tax assets and liabilities that a valuation allowance is required.

At December 31, 2009, the Company had the following non-capital loss carry-forwards available for tax purposes:

	Amount
Country	(in thousands)	Expiry

Australia	$249	Unlimited
Canada	21,215	2028-2029
Mongolia	417	2010-2011
United States	83,406	2026-2029
Zambia	5,618	2011-2014
The tax benefit of the above Australian, Canadian, Mongolian, United States and Zambian non-capital loss carry-forwards has not been recognized in the financial statements.
15.	SHARE CAPITAL
Denison is authorized to issue an unlimited number of common shares without par value. A continuity summary of the issued and outstanding common shares and the associated dollar amounts is presented below:

	Number of
	Common
(in thousands except share amounts)	Shares	Amount

Balance at December 31, 2007	189,731,635	$662,949

Issued for cash:
New issue gross proceeds	7,275,000	6,469
New issue gross issue costs	—	(396)
Exercise of stock options	288,780	1,527
Renunciation of flow-through share liability	—	(5,267)
Fair value of stock options exercised	—	996

	7,563,780	3,329

Balance at December 31, 2008	197,295,415	$666,278

Issued for cash:
New issue gross proceeds	142,425,000	193,646
New issue gross issue costs	—	(8,612)
Renunciation of flow-through share liability	—	(1,824)

	142,425,000	183,210

Balance at December 31, 2009	339,720,415	$849,488

New Issues
In June 2009, the Company completed an equity financing of 73,000,000 common shares at a price of CDN$1.30 per share for gross proceeds of $82,522,000 (CDN$94,900,000). Of the 73,000,000 shares issued, 58,000,000 were issued to a subsidiary of Korea Electric Power Corporation (“KEPCO”) and 15,000,000 shares were issued to entities affiliated with Lukas Lundin, a director of the Company.
In June 2009, the Company completed a bought deal financing of 40,000,000 common shares at a price of CDN$2.05 per share for gross proceeds of $71,144,000 (CDN$82,000,000).
In June 2009, the Company completed a private placement of 675,000 flow-through common shares at a price of CDN$2.18 per share for gross proceeds of $1,297,000 (CDN$1,471,500). The income tax benefits of this issue have been renounced to the subscriber in February 2010. The shares were issued to a former director of the Company.
In January 2009, the Company issued 28,750,000 common shares at a price of CDN$1.65 per share for gross proceeds of $38,683,000 (CDN$47,437,500).

In December 2008, the Company completed a private placement of 7,275,000 flow-through common shares at a price of CDN$1.10 per share for gross proceeds of $6,469,000 (CDN$8,002,500). The income tax benefits of this issue were renounced to the subscribers in February 2009.
Flow-Through Share Issues
The Company finances a portion of its exploration programs through the use of flow-through share issuances. Income tax deductions relating to these expenditures are claimable by the investors and not by the Company.
As at December 31, 2009, the Company has fully met its CDN$8,002,500 December 2008 flow-through share obligation. The Company renounced the tax benefit of this issue to subscribers in February 2009.
As at December 31, 2009, the Company estimates that it has spent CDN$136,000 of its CDN$1,471,500 June 2009 flow-through share obligation. The Company renounced the tax benefit of this issue to its subscriber in February 2010.
16.	SHARE PURCHASE WARRANTS
A continuity summary of the issued and outstanding share purchase warrants in terms of common shares of the Company and associated dollar amount is presented below:

	Weighted Average	Number of	Fair
	Exercise Price	Common Shares	Value
(in thousands except share amounts)	Per Share (CDN$)	Issuable	Amount

Balance outstanding at December 31, 2007	8.70	9,564,915	$11,728

Warrants exercised	—	—	—
Warrants expired	—	—	—

	—	—	—

Balance outstanding at December 31, 2008	8.70	9,564,915	$11,728

Warrants exercised	—	—	—
Warrants expired (2)	5.21	(3,156,915)	(5,898)

	5.21	(3,156,915)	(5,898)

Balance outstanding at December 31, 2009	10.42	6,408,000	$5,830

Balance exercisable at December 31, 2009	10.42	6,408,000	$5,830

Balance outstanding — by warrant series March 2006 series (1)		6,408,000	5,830

Balance outstanding at December 31, 2009		6,408,000	$5,830

(1)
The March 2006 series has an effective exercise price of CDN$10.42 per issuable share (CDN$30.00 per warrant adjusted for the 2.88 exchange ratio associated with the Denison and IUC merger) and expires on March 1, 2011.

(2)
The November 2004 series had an effective exercise price of CDN$5.21 per issuable share (CDN$15.00 per warrant adjusted for the 2.88 exchange ratio associated with the Denison and IUC merger) and expired on November 24, 2009. Upon expiry in 2009, 3,156,915 (or 1,096,141 before adjusting for the exchange ratio) of the warrants expired unexercised.

17.	CONTRIBUTED SURPLUS
A continuity summary of contributed surplus is presented below:

	December 31,	December 31,
(in thousands)	2009	2008

Balance, beginning of year	$30,537	$25,471
Stock-based compensation expense (note 18)	3,847	6,062
Fair value of stock options exercised	—	(996)
Warrant expiries	5,898	—
Warrant expiries-tax	(360)	—

Balance, end of year	$39,922	$30,537

18.	STOCK OPTIONS
The Company’s stock-based compensation plan (the “Plan”) provides for the granting of stock options up to 10% of the issued and outstanding common shares at the time of grant, subject to a maximum of 20,000,000 common shares. As at December 31, 2009, an aggregate of 13,464,376 options have been granted (less cancellations) since the Plan’s inception in 1997.
Under the Plan, all stock options are granted at the discretion of the Company’s board of directors, including any vesting provisions if applicable. The term of any stock option granted may not exceed ten years and the exercise price may not be lower than the closing price of the Company’s shares on the last trading day immediately preceding the date of grant. In general, the term of stock options granted under the Plan ranges from three to five years and vesting occurs over a three year period.
A continuity summary of the stock options of the Company granted under the Plan is presented below:

		2009		2008
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Number of	Price per	Number of	Price per
	Common	Share	Common	Share
	Shares	(CDN $)	Shares	(CDN $)

Stock options outstanding, beginning of year	5,536,384	$7.11	5,961,354	$7.27
Granted	5,491,500	2.08	3,093,000	7.57
Exercised	—	—	(288,780)	5.30
Forfeitures — voluntary	—	—	(2,415,490)	8.49
Expired	(2,942,894)	9.09	(813,700)	6.54

Stock options outstanding, end of year	8,084,990	$2.97	5,536,384	$7.11

Stock options exercisable, end of year	4,962,689	$3.32	4,864,301	$7.33

A summary of stock options outstanding of the Company at December 31, 2009 is presented below:

	Weighted		Weighted-
	Average		Average
	Remaining		Exercise
Range of Exercise	Contractual	Number of	Price per
Prices per Share	Life	Common	Share
(CDN$)	(Years)	Shares	(CDN $)

Stock options outstanding
$1.37 to $4.99	4.38	6,609,675	$2.07
$5.00 to $9.99	4.93	1,107,639	5.71
$10.00 to $15.30	0.57	367,676	10.97

Stock options outstanding, end of year	4.28	8,084,990	$2.97

A summary of stock options outstanding of the Company at December 31, 2008 is presented below:

	Weighted		Weighted-
	Average		Average
	Remaining		Exercise
Range of Exercise	Contractual	Number of	Price per
Prices per Share	Life	Common	Share
(CDN$)	(Years)	Shares	(CDN $)

Stock options outstanding
$1.37 to $4.99	5.42	1,217,575	$2.01
$5.00 to $9.99	5.99	1,866,799	5.49
$10.00 to $15.30	1.05	2,452,010	10.87

Stock options outstanding, end of year	3.68	5,536,384	$7.11

Options outstanding at December 31, 2009 expire between January 2010 and October 2016.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. The following table outlines the range of assumptions used in the model for the year:

	2009	2008

Risk-free interest rate	1.78% – 2.40%	2.58% – 3.29%
Expected stock price volatility	83.4% – 89.6%	52.2% – 61.7%
Expected life	3.5 years	2.1 – 3.5 years
Expected forfeitures	—	—
Expected dividend yield	—	—
Fair value per share under options granted	CDN$0.89 – CDN$1.36	CDN$0.63 – CDN$4.49
Stock-based compensation would be allocated as follows in the consolidated statement of operations:

(in thousands)	2009	2008

Operating expenses	$612	$599
Mineral property exploration	148	591
General and administrative	3,087	4,872

	$3,847	$6,062

The fair values of stock options with vesting provisions are amortized on a straight-line basis as stock-based compensation expense over the applicable vesting periods. During 2008, 2,415,490 stock options were voluntarily forfeited with an associated fair value of $5,250,000 which has been expensed. At December 31, 2009, the Company had an additional $3,557,000 in stock-based compensation expense to be recognized periodically to February 2012.
19.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
A continuity summary of accumulated other comprehensive income (loss) is as follows:

(in thousands)	2009	2008

Cumulative foreign currency translation gain (loss)
Balance, beginning of year	$(4,925)	$92,856
Change in foreign currency translation	76,823	(97,781)

Balance, end of year	71,898	(4,925)

Unrealized gains on investments
Balance, beginning of year	216	18,100
Net increase (decrease) in unrealized gains, net of tax (1)	3,368	(17,884)

Balance, end of year	3,584	216

Accumulated other comprehensive income (loss), end of year	$75,482	$(4,709)

(1)
Unrealized gains (losses) on investments deemed available-for-sale are included in other comprehensive income (loss) until realized. When the investment is disposed of or incurs a decline in value that is other than temporary, the gain (loss) is realized and reclassified to the income statement. During 2009, approximately $5,532,000 of gains from asset disposals and $149,000 of other than temporary losses were realized and reclassified to the income statement within “Other income, net”. During 2008, approximately $196,000 of gains from asset disposals and $12,952,000 of other than temporary losses were realized and reclassified to the income statement within “Other income, net”.

20.	SUPPLEMENTAL FINANCIAL INFORMATION
The elements of operating expenses in the statement of operations is as follows:

(in thousands)	2009	2008

Cost of goods sold — mineral concentrates	$76,771	$95,325
Mining and development	50,848	98,739
Less: absorption to stockpiles, mineral properties	(48,200)	(97,595)
Mineral property amortization and stockpile depletion	38,738	51,824
Milling and conversion	46,364	64,193
Less: absorption to concentrates	(82,450)	(112,187)
Reclamation — accretion / adjustments	(1,938)	1,609
Post-employment — accretion / adjustments	203	67
Selling expenses	1,357	309
Cost of services	12,161	6,037
Inventory — non-cash adjustments	4,291	9,748

Operating expenses	$98,145	$118,069

The elements of other income (expense), net in the statement of operations is as follows:

(in thousands)	2009	2008

Interest income	$785	$1,160
Interest expense	(1,438)	(2,652)
Gains (losses) on:
Foreign exchange	(17,476)	15,544
Land, plant and equipment	147	125
Investment disposals	5,532	196
Investment other than temporary losses	(149)	(12,952)
Restricted cash and investments — fair value change	(809)	1,176
Other	(1,143)	(129)

Other income (expense), net	$(14,551)	$2,468

The net change in non-cash working capital items in the statement of cash flows is as follows:

(in thousands)	2009	2008

Decrease (increase) in non-cash working capital items:
Trade and other receivables	$344	$23,812
Inventories	(22,229)	(51,099)
Prepaid expenses and other current assets	(284)	136
Accounts payable and accrued liabilities	(15,071)	3,136
Reclamation and remediation obligations	(1,051)	(849)
Deferred revenue	274	554
Post-employment benefits	(281)	(338)

Net change in non-cash working capital items	$(38,298)	(24,648)

21.	SEGMENTED INFORMATION
Business Segments
The Company operates in two primary segments — the mining segment and the services and other segment. The mining segment, which has been further subdivided by major geographic regions, includes activities related to exploration, evaluation and development, mining, milling and the sale of mineral concentrates. The services and other segment includes the results of the Company’s environmental services business, management fees and commission income earned from UPC and general corporate expenses not allocated to the other segments.
For 2009, business segment results were as follows:

	Canada	U.S.A	Africa	Asia	Services
(in thousands)	Mining	Mining	Mining	Mining	and Other	Total

Statement of Operations:
Revenues	26,211	38,211	—	—	14,748	79,170

Expenses
Operating expenses	32,024	53,908	—	—	12,213	98,145
Sales royalties and capital taxes	1,688	—	—	—	(13)	1,675
Mineral property exploration	7,726	252	2,054	88	—	10,120
General and administrative	—	—	—	—	13,883	13,883
Stock option expense	—	—	—	—	3,847	3,847
Mineral property impairment	—	—	100,000	—	—	100,000
Intangibles impairment	—	359	—	—	—	359
Goodwill impairment	22,136	—	—	—	—	22,136

	63,574	54,519	102,054	88	29,930	250,165

Loss from operations	(37,363)	(16,308)	(102,054)	(88)	(15,182)	(170,995)

Revenues — supplemental:
Uranium concentrates	26,211	33,678	—	—	—	59,889
Vanadium related concentrates	—	4,480	—	—	—	4,480
Environmental services	—	—	—	—	12,226	12,226
Management fees and commissions	—	—	—	—	2,522	2,522
Alternate feed processing and other	—	53	—	—	—	53

	26,211	38,211	—	—	14,748	79,170

Long-lived assets:
Plant and equipment
Cost	98,248	81,991	940	523	2,834	184,536
Accumulated depreciation	(5,481)	(20,278)	(372)	(287)	(1,497)	(27,915)
Mineral properties, net	321,306	78,765	126,306	8,041	—	534,418
Intangibles	—	—	—	—	4,436	4,436
Goodwill	51,028	—	—	—	—	51,028

	465,101	140,478	126,874	8,277	5,773	746,503

Capital additions:
Property, plant and equipment	4,674	34,933	2,975	1,410	262	44,254

For 2008, business segment results were as follows:

	Canada	U.S.A	Africa	Asia	Services
(in thousands)	Mining	Mining	Mining	Mining	and Other	Total

Statement of Operations:
Revenues	52,698	61,995	—	—	8,491	123,184

Expenses
Operating expenses	44,432	67,612	—	—	6,025	118,069
Sales royalties and capital taxes	3,016	—	—	—	101	3,117
Mineral property exploration	11,953	298	3,079	4,784	—	20,114
General and administrative	—	—	—	—	14,754	14,754
Stock option expense	—	—	—	—	6,062	6,062
Goodwill impairment	36,512	—	—	—	—	36,512

	95,913	67,910	3,079	4,784	26,942	198,628

Loss from operations	(43,215)	(5,915)	(3,079)	(4,784)	(18,451)	(75,444)

Revenues — supplemental:
Uranium concentrates	52,698	61,890	—	—	—	114,588
Environmental services	—	—	—	—	5,562	5,562
Management fees and commissions	—	—	—	—	2,929	2,929
Alternate feed processing and other	—	105	—	—	—	105

	52,698	61,995	—	—	8,491	123,184

Long-lived assets:
Plant and equipment
Cost	82,243	86,233	1,031	464	2,439	172,410
Accumulated depreciation	(4,020)	(12,374)	(362)	(182)	(1,146)	(18,084)
Mineral properties, net	289,637	43,324	223,456	6,690	—	563,107
Intangibles	—	422	—	—	4,556	4,978
Goodwill	63,240	—	—	—	—	63,240

	431,100	117,605	224,125	6,972	5,849	785,651

Capital additions:
Property, plant and equipment	14,756	71,001	14,394	4,595	111	104,857
Revenue Concentration
The Company’s business is such that, at any given time, it sells its uranium and vanadium concentrates to and enters into process milling arrangements and other services with a relatively small number of customers. During 2009, two customers in the mining segment accounted for approximately 51% of total revenues. During 2008, four customers in the mining segment accounted for approximately 68% of total revenues.
22.	RELATED PARTY TRANSACTIONS
Uranium Participation Corporation
The Company is a party to a management services agreement with UPC. Under the terms of the agreement, the Company will receive the following fees from UPC: a) a commission of 1.5% of the gross value of any purchases or sales of uranium completed at the request of the Board of Directors of UPC; b) a minimum annual management fee of CDN$400,000 (plus reasonable out-of-pocket expenses) plus an additional fee of 0.3% per annum based upon UPC’s net asset value between CDN$100,000,000 and CDN$200,000,000 and 0.2% per annum based upon UPC’s net asset value in excess of CDN$200,000,000; c) a fee of CDN$200,000 upon the completion of each equity financing where proceeds to UPC exceed CDN$20,000,000; d) a fee of CDN$200,000 for each transaction or arrangement (other than the purchase or sale of uranium) of business where the gross value of such transaction exceeds CDN$20,000,000 (“an initiative”); e) an annual fee up to a maximum of CDN$200,000, at the discretion of the Board of Directors of UPC, for on-going maintenance or work associated with an initiative; and f) a fee equal to 1.5% of the gross value of any uranium held by UPC prior to the completion of any acquisition of at least 90% of the common shares of UPC.

In accordance with the management services agreement, all uranium investments owned by UPC are held in accounts with conversion facilities in the name of DMI as manager for and on behalf of UPC.
From time to time, the Company has also provided temporary revolving credit facilities to UPC which generate interest and standby fee income and sold uranium concentrates to UPC.
The following transactions were incurred with UPC for the periods noted:

(in thousands)	2009	2008

Revenue
Uranium sales (1)	$—	$3,225
Management fees (including expenses)	1,541	1,695
Commission fees on purchase and sale of uranium	981	1,234

	$2,522	$6,154

(1)	In 2008, the Company sold 50,000 pounds of U3O8 to UPC at a price of $64.50 per pound for total consideration of $3,225,000.
At December 31, 2009, accounts receivable includes $165,000 (2008: $130,000) due from UPC with respect to the fees and transactions indicated above.
Korea Electric Power Corporation (“KEPCO”)
In June 2009, Denison completed definitive agreements with KEPCO. The agreements included a long-term offtake agreement which provides for the delivery to KEPCO of 20% of Denison’s annual U3O8 production (±10%) but not less than 350,000 pounds (±10%) per year from 2010 to 2015 inclusive. KEPCO also purchased 58,000,000 common shares of Denison (see note 15) representing approximately 17% of the issued and outstanding capital at the time of acquisition. Pursuant to a strategic relationship agreement, one representative from KEPCO has been appointed to Denison’s board of directors as of the date hereof.
Other
The Company has incurred management and administrative service fees of $53,000 (2008: $162,000) with a company owned by the Chairman of the Company which provides corporate development, office premises, secretarial and other services. At December 31, 2009, an amount of $nil (2008: $nil) was due to this company.
23.	JOINT VENTURE INTERESTS
The Company conducts a substantial portion of its production and exploration activities through joint ventures. The joint ventures allocate production and exploration expenses to each joint venture participant and the participant derives revenue directly from the sale of such product. The Company records its proportionate share of assets, liabilities and operating costs of the joint ventures.
A summary of joint venture information is as follows:

(in thousands)	2009	2008

Operating expenses	$29,922	$43,779
Mineral property exploration	7,616	14,168
General and administrative	178	214
Impairment — intangibles	359	—
Net other expense (income)	363	(40)

Loss for the year before taxes	38,438	58,121

Current assets	24,059	15,718
Plant and equipment	92,343	77,669
Mineral properties	329,323	296,307
Intangibles	—	421
Current liabilities	(3,120)	(4,176)
Long-term liabilities	(2,193)	(2,096)

Net investment in joint ventures	$440,412	$383,843

24.	CAPITAL MANAGEMENT AND FINANCIAL INSTRUMENT RISK
Capital Management
The Company’s capital includes cash and shareholder’s equity. The Company’s primary objective with respect to its capital management is to ensure that it has sufficient capital to maintain its ongoing operations, to provide returns for shareholders and benefits for other stakeholders and to pursue growth opportunities.
Fair Values of Financial Instruments
The Company examines the various financial instrument risks to which it is exposed and assesses the impact and likelihood of those risks. These risks may include credit risk, liquidity risk, currency risk, interest rate risk and price risk.
(a) Credit Risk
Credit risk is the risk of loss due to a counterparty’s inability to meet its obligations under a financial instrument that will result in a financial loss to the Company. The carrying amount of financial assets represents the maximum credit exposure. The Company trades only with recognized, credit worthy third parties.
The maximum exposure to credit risk at the reporting date is as follows:

(in thousands)	2009

Cash and cash equivalents	$19,804
Trade and other receivables	13,773
Investments	10,605
Restricted cash and investments	21,656

$65,838

(b) Liquidity Risk
Liquidity risk is the risk that the Company will encounter difficulties in meeting obligations associated with its financial liabilities and other contractual obligations. The Company has in place a planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. The Company ensures that there is sufficient committed capital to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash and cash equivalents.
The maturities of the Company’s financial liabilities are as follows:

	Within 1	1 to 5
(in thousands)	Year	Years

Accounts payable and accrued liabilities	$9,508	$—
Debt obligations (Note 13)	869	195

	$10,377	$195

(c) Currency Risk
Foreign exchange risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company operates internationally and is exposed to foreign exchange risk arising from various currency exposures. Foreign exchange risk arises from assets and liabilities that are denominated in a currency that is not the functional currency for the relevant subsidiary company.
Currently, the Company does not have any foreign exchange hedge programs in place and manages its operational foreign exchange requirements through spot purchases in the foreign exchange markets.

The sensitivity of the Company’s operations and other comprehensive income due to changes in the exchange rate between the Canadian dollar and its Zambian kwacha functional currencies and its United States dollar reporting currency as at December 31, 2009 is summarized below:

		Change in
	Change in	Comprehensive
(in thousands)	Net Income (1)	Net Income (1)

Canadian dollar
10% increase in value	$(16,048)	$56,846
10% decrease in value	$16,048	$(56,846)
Zambian kwacha
10% increase in value	$(2,841)	$(2,841)
10% decrease in value	$2,841	$2,841

(1)	In the above table, positive (negative) values represent increases (decreases) in net income and comprehensive net income respectively.
(d) Interest Rate Risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk on its outstanding borrowings and short-term investments. The Company monitors its exposure to interest rates and has not entered into any derivative contracts to manage this risk. The weighted average interest rate paid by the Company during 2009 on its outstanding borrowings was 2.70%.
An increase in interest rates of 100 basis points (1 percent) would have increased the amount of interest expense recorded in 2009 by approximately $456,000.
(e) Price Risk
The Company is exposed to equity price risk as a result of holding long-term investments in other exploration and mining companies. The Company does not actively trade these investments.
The sensitivity analyses below have been determined based on the exposure to commodity price risk and equity price risk at December 31, 2009:

		Change in
	Change in	Comprehensive
(in thousands)	Net Income (1)	Net Income (1)

Equity price risk
10% increase in equity prices	$—	$1,060
10% decrease in equity prices	$—	$(1,060)

(1)	In the above table, positive (negative) values represent increases (decreases) in net income and comprehensive net income respectively.
(f) Fair Value Estimation
During 2009, CICA Handbook Section 3855 “Financial Instruments” was amended to require disclosures about the inputs to fair value measurements, including their classification within a hierarchy that prioritizes the inputs to fair value measurement. The three levels of the fair value hierarchy are:
•	Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities;
•	Level 2 — Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
•	Level 3 — Inputs that are not based on observable market data.
The fair value of financial instruments which trade in active markets (such as available-for-sale securities) is based on quoted market prices at the balance sheet date. The quoted marked price used to value financial assets held by the Company is the current bid price.

The fair values of cash and cash equivalents, trade and other receivables and accounts payable and accrued liabilities approximate their carrying values because of the short-term nature of these instruments.
The fair values of the Company’s restricted cash and investments approximate carrying values.
The fair value of the Company’s debt obligations approximate their carrying value because over 75% of the total obligation is new debt entered into under current interest rate levels.
The following table illustrates the classification of the Company’s financial assets within the fair value hierarchy as at December 31, 2009:

				Fair
(in thousands)	Level 1	Level 2	Level 3	Value

Financial assets at fair value:
Investments-Available for sale securities (1)	$10,601	$4	$—	$10,605
Restricted investments (2)	18,567	—	—	18,567

(1)	Classification designated as “available-for-sale”.

(2)	Classification designated as “held-to-trading”. See note 6 for amount of restricted investments within restricted cash and investments asset amount.
25.	COMMITMENTS AND CONTINGENCIES
General Legal Matters
The Company is involved, from time to time, in various legal actions and claims in the ordinary course of business. In the opinion of management, the aggregate amount of any potential liability is not expected to have a material adverse effect on the Company’s financial position or results.
Third Party Indemnities
The Company has agreed to indemnify Calfrac Well Services against any future liabilities it may incur related to the assets or liabilities transferred to the Company on March 8, 2004.
Performance Bonds and Letters of Credit
In conjunction with various contracts, reclamation and other performance obligations, the Company may be required to issue performance bonds and letters of credit as security to creditors to guarantee the Company’s performance. Any potential payments which might become due under these items would be related to the Company’s non-performance under the applicable contract. As at December 31, 2009, the Company had outstanding bonds and letters of credit of $28,718,000 of which $19,564,000 is collateralized by restricted cash and equivalents (see note 6) and $9,228,000 is collateralized by a reduction in the Company’s line of credit limit available for general corporate purposes.
Others
The Company has committed to payments under various operating leases and other commitments. The future minimum payments are as follows:

(in thousands)

2010	$2,731
2011	534
2012	348
2013	163
2014	159
2015 and thereafter	132

26.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
The consolidated financial statements have been prepared in accordance with Canadian GAAP which differ in certain material respects from those principles and practices that the Company would have followed had its consolidated financial statements been prepared in accordance with U.S. GAAP. Material differences between financial statement items under Canadian GAAP and the amounts determined under U.S. GAAP are as follows:
a) Cash and Equivalents
U.S. GAAP requires that funds raised through the issuance of flow-through shares be shown as restricted cash and not be considered to be a component of cash and cash equivalents. In addition, the restricted cash would be excluded from cash and cash equivalents in the statement of cash flows and shown as a financing activity. At December 31, 2009 $1,177,000 of funds raised from the issue of flow-through shares remained (December 31, 2008: $6,469,000).
b) Mineral Properties and Inventory Valuation
Under Canadian GAAP, the Company expenses exploration and development expenditures on mineral properties not sufficiently advanced to identify their development potential. At the point in time when management has concluded that the mineral property has sufficient development potential, costs are accumulated and recorded as mineral property assets. Under U.S. GAAP and practices prescribed by the SEC, all mine project related costs incurred before a commercially mineable deposit is established are expensed as incurred. The U.S. defines a commercially mineable deposit as one with proven and probable reserves which are legally extractable and a bankable feasibility study.
The Company amortizes its mineral property assets on a units of production basis and includes that amount in the valuation of work-in-progress and concentrate inventories. Since the value of the Company’s mineral property assets is less under U.S. GAAP than Canadian GAAP, the amount amortized to inventory is also less. As a result, the carrying value of inventory also tends to be less to reflect the lower mineral property amortization cost.
The lower carrying values for the Company’s mineral properties and inventory under U.S. GAAP also result in lower impairment charges and net realizable value adjustments being recorded in a particular period when compared to Canadian GAAP.
c) Joint Ventures
Under Canadian GAAP, investments in jointly-controlled entities are permitted to be accounted for using the proportionate consolidation method. Under U.S. GAAP, investments in jointly-controlled entities are accounted for using the equity method. Although there are material differences between these accounting methods, the Company relies on an accommodation of the United States Securities and Exchange Commission (“SEC”) permitting the Company to exclude the disclosure of such differences which affect only the display and classification of financial statement items excluding shareholders’ equity and net income.
d) Goodwill
Under Canadian GAAP, the Company’s formation in 1997 through an amalgamation of IUC with Thornbury Capital Corporation (“Thornbury”) has been accounted for as an acquisition of Thornbury resulting in the recording of goodwill. Under U.S. GAAP, the transaction has been accounted for as a recapitalization whereby the net monetary assets of Thornbury would be recorded at fair value, except that no goodwill or other intangibles would be recorded. The goodwill recorded under Canadian GAAP has been subsequently written off. As a result, the deficit and share capital of the Company are both reduced under U.S. GAAP.
e) Liabilities
Under U.S. GAAP, the sale of flow-through shares results in a liability being recognized for the excess of the purchase price paid by the investors over the fair value of common shares without the flow-through feature. The fair value of the shares is recorded as equity. When the tax deductibility of the expenditures is renounced, the liability is reversed and a future income tax liability is recorded for the amount of the benefits renounced to third parties and an income tax expense is recognized. Under Canadian GAAP, an adjustment to share capital is recorded for recognized future tax liabilities related to the renunciation of flow-through share expenditures.

f) Dilution Gains
Under Canadian GAAP, gains on dilution of interests in a subsidiary or equity interest are recognized in income in the period in which they occur. Under U.S. GAAP, the gain on dilution is not recognized if it results from the sale of securities by a company in the exploration stage and instead is accounted for as a capital transaction.
The consolidated balance sheet items, adjusted to comply with U.S. GAAP, would be as follows:

	December 31, 2009
	Canadian			U.S.
	GAAP		Adjustments	GAAP

Cash and cash equivalents	$19,804	(a)	$(1,177)	$18,627
Inventories	52,216	(b)	(3)	52,213
Restricted cash and investments	21,656	(a)	1,177	22,833
Property, plant and equipment	691,039	(b)	(86,377)	604,662

Accounts payable and accrued liabilities	9,508	(e)	39	9,547
Future income tax liability	102,918	(b)	3,328	106,246
Share capital	849,488	(d)	(616)
		(e)	(39)	848,833
Additional paid-in capital	—	(f)	9,814	9,814
Deficit	(242,494	)(b)	(86,019)
		(b)	(3,328)
		(d)	616
		(f)	(9,814)	(341,039)
Accumulated other comprehensive income	75,482	(b)	(362)	75,120

	December 31, 2008
	Canadian			U.S.
	GAAP		Adjustments	GAAP

Cash and cash equivalents	$3,206	(a)	$(6,469)	$(3,263)
Inventories	44,733	(b)	(909)	43,824
Property, plant and equipment	717,433	(b)	(62,270)	655,163
Restricted cash and investments	21,286	(a)	6,469	27,755

Accounts payable and accrued liabilities	23,787	(e)	1,682	25,469
Future income tax liability	124,054	(b)	(1,373)	122,681
Share capital	666,278	(d)	(616)
		(e)	(1,682)	663,980
Additional paid-in capital	—	(f)	9,814	9,814
Deficit	(95,482	)(b)	(63,746)
		(b)	1,373
		(d)	616
		(f)	(9,814)	(167,053)
Accumulated other comprehensive loss	(4,709	)(b)	567	(4,142)

The consolidated statements of operations and deficit and comprehensive income, adjusted to comply with U.S. GAAP, would be as follows:

		2009	2008

Net loss for the year, Canadian GAAP		$(147,012)	$(80,648)
Adjustments to U.S. GAAP:
Mineral property capitalized amounts	(b)	(40,896)	(46,739)
Mineral property impairment amounts	(b)	17,717	—
Inventory valuation	(b)	906	(909)
Tax effect of above adjustments	(b)	(4,701)	(3,248)

Net loss for the year, U.S. GAAP		$(173,986)	$(131,544)

Deficit, beginning of year, U.S. GAAP		$(167,053)	$(35,509)

Deficit, end of year, U.S. GAAP		$(341,039)	$(167,053)

Comprehensive income, U.S. GAAP
Net loss for the year, U.S. GAAP		$(173,986)	$(131,544)
Unrealized gain (loss) on available-for-sale securities		3,368	(17,884)
Cumulative foreign currency translation gain (loss)		75,894	(96,868)

Comprehensive loss, U.S. GAAP		(94,724)	(246,296)

Basic net loss per share, U.S. GAAP		$(0.61)	$(0.69)
Diluted net loss per share, U.S. GAAP		$(0.61)	$(0.69)
The consolidated statements of cash flows, adjusted to comply with U.S. GAAP, would be as follows:

		2009	2008

Net cash used in operating activities:
Under Canadian GAAP		$(42,442)	$(8,764)
Adjustment for capitalized mineral property amounts	(b)	(25,104)	(62,837)

Under U.S. GAAP		$(67,546)	$(71,601)

Net cash used in investing activities:
Under Canadian GAAP		$(27,116)	$(115,706)
Adjustment for capitalized mineral property amounts	(b)	25,104	62,837

Under U.S. GAAP		$(2,012)	$(52,869)

Net cash provided by (used in) financing activities:
Under Canadian GAAP		$85,414	$107,147
Restricted cash from flow-through financings	(a)	(1,177)	(6,469)

Under U.S. GAAP		$84,237	$100,678

Accounting Changes:
Accounting changes implemented in 2009
a)
Codification of US GAAP — On July 1, 2009, the Financial Accounting Standards Board’s (FASB) Codification of US GAAP was launched as the sole source of authoritative non-governmental US GAAP. The Accounting Standards Codification (“ASC”) is not intended to change US GAAP, but rather reorganize existing guidance by accounting topic to allow easier identification of applicable standards. We have updated any references to US GAAP to reflect the Codification.

b)
Measuring Fair Value of Liabilities — In August 2009, the FASB issued Accounting Standards Update (ASU) 2009-05, Measuring Fair Value of Liabilities which is effective prospectively for interim periods beginning after August 1, 2009, with early adoption permitted. Existing guidance required that the fair value of liabilities be measured under the assumption that the liability is transferred to a market participant. ASU 2009-05 provides further clarification that fair value measurement of a liability should assume transfer to a market participant as of the measurement date without settlement with the counterparty. Therefore, the fair value of the liability shall reflect non-performance risk, including but not limited to a reporting entity’s own credit risk. The Company has adopted ASU 2009-05 in the fourth quarter of 2009. The adoption has not had a material impact on the Company’s financial statements.

c)
Disclosure about Derivative Instruments and Hedging Activities — New disclosure requirements for derivative instruments and hedging activities was issued by the FASB in March 2008. Under this new guidance, entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. This standard was adopted by the Company in 2009 but has not had any impact on its disclosures as the Company does not currently use derivative instruments or engage in hedging activities.

d)
Business Combinations — Under the new guidance effective for business combinations consummated after December 31, 2008, business acquisitions are accounted for under the “acquisition method”, as opposed to the “purchase method”.

The more significant changes to our accounting for business combinations that will result from applying the acquisition method include: (i) the definition of a business is broadened to include some development stage entities, and therefore more acquisitions may be accounted for as business combinations rather than asset acquisitions; (ii) the measurement date for equity interests issued by the acquirer is the acquisition date instead of a few days before and after terms are agreed to and announced, which may significantly change the amount recorded for the acquired business if share prices differ from the agreement and announcement date to the acquisition date; (iii) all future adjustments to income tax estimates will be recorded to income tax expense, whereas under the previous requirements, certain changes in income tax estimates were recorded to goodwill; (iv) acquisition-related costs of the acquirer, including investment banking fees, legal fees, accounting fees, valuation fees, and other professional or consulting fees will be expensed as incurred, whereas under the previous guidance these costs were capitalized as part of the business combination; (v) the assets acquired and liabilities assumed as part of a business combination, whether full, partial or step acquisition, result in all assets and liabilities recorded at 100% of fair value, whereas under the previous requirements only the controlling interest’s portion was recorded at fair value; (vi) recognition of a bargain purchase gain when the fair value of the identifiable assets exceeds the purchase price, whereas under the previous guidance, the net book value of the identifiable assets would have been adjusted downward; and (vii) the non-controlling interest will be recorded at its share of fair value of net assets acquired, including its share of goodwill, whereas under previous guidance the non-controlling interest is recorded at its share of carrying value of net assets acquired with no goodwill being allocated.
The Company has adopted the new business combination guidance in 2009. The adoption of this standard did not have an impact on the Company’s financial statements.
e)
Non-controlling Interests in Consolidated Financial Statements — In 2009, the Company adopted the provisions for non-controlling interests issued by the FASB in December 2007. Under the new guidance, non-controlling interests are measured at 100% of the fair value of assets acquired and liabilities assumed. Prior to the effective date of the new guidance, non-controlling interests were measured at book value. For presentation and disclosure purposes, non-controlling interests are now classified as a separate component of equity. In addition, the new guidance changes the manner in which increases/decreases in ownership percentages are accounted for. Changes in ownership percentages are recorded as equity transactions and no gain or loss is recognized as long as the parent retains control of the subsidiary. When a parent company deconsolidates a subsidiary but retains a non-controlling interest, the non-controlling interest is re-measured at fair value on the date control is lost and a gain or loss is recognized at that time. Further, accumulated losses attributable to the non-controlling interests are no longer limited to the original carrying amount, and therefore non-controlling interests could have a negative carrying balance. The adoption of this standard did not have an impact on the Company’s financial statements.

f)
Employers’ Disclosures about Post Retirement Benefit Plan Assets — In December 2008, the FASB issued guidance on employers’ disclosures about their post retirement benefit plan assets. The objectives of the disclosures about plan assets in an employer’s defined benefit pension or other post retirement plan are to provide users of financial statements with an understanding of: (i) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (ii) the major categories of plan assets; (iii) the inputs and valuation techniques used to measure the fair value of plan assets; (iv) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; (v) significant concentrations of risk within plan assets. The adoption of this standard did not have an impact on the Company’s disclosures as the Company’s post-retirement benefit liabilities are not funded (see note 10).

Accounting Developments Effective for Fiscal 2010:
a)
Amendments to Accounting for VIEs — In the second quarter of 2009, the FASB issued an amendment to its guidance on Variable Interest Entities (“VIE”). Although not effective until first quarter 2010, this new guidance makes significant changes to the model for determining who should consolidate a VIE by specifically eliminating the quantitative approach to determining the primary beneficiary. The amendment requires the use of a qualitative approach to determine the primary beneficiary, based on the power to direct activities of the VIE that most significantly impact its economic performance and an obligation to absorb losses or to receive benefits of the VIE. If the power is shared, then no party is the primary beneficiary. This amendment is not expected to have an impact on the Company.